Exhibit 3.198

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

ESTERLINE FEDERAL LLC

This Amended and Restated Certificate is duly executed and is being filed in accordance with Section 18-208 of the Delaware Limited Liability Company Act.

1.    The name of the limited liability company is Esterline Federal LLC.

2.    The original Certificate of Formation of the limited liability company was filed on April 3, 2006 with the Secretary of State of the state of Delware under the name Barco Federal Systems, LLC.

3.    The Certificate of Formation, as heretofore amended, is further amended and restated in its entirety to read as follows:

ARTICLE 1. NAME

The name of the limited liability company is Esterline Federal LLC.

ARTICLE 2. REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of this limited liability company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation this 31st day of July, 2015.

ESTERLINE FEDERAL LLC

By	/s/ Robert D. George
Robert D. George
Vice President, Secretary and Treasurer